UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

Synthesis Energy Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33522	20-2110031
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Riverway, Suite 1700 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 579-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.03 Material Modification to Rights of Security Holders.

As described below under Item 5.07, at the annual meeting of the stockholders of Synthesis Energy Systems, Inc. (the “Company”) held on June 20, 2019, the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s common stock, par value $0.01 (the “Common Stock”), and authorized the Board of Directors (the “Board”) to, at their sole discretion, select a ratio of between 1-for-2 and 1-for-8.

After the meeting, the Board determined to set the reverse stock split ratio at 1-for-8 (the “Reverse Stock Split”). The Reverse Stock Split will become effective as of 5:00 p.m., Eastern Time on July 19, 2019 (the “Effective Time”), pursuant to a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 19, 2019.

A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference. This discussion is qualified in its entirety by reference to the full text of the Certificate of Amendment.

In connection with the Reverse Stock Split, the CUSIP number of the Common Stock will be changed to 871628 301. The Common Stock will begin trading on the NASDAQ Capital Market on a split-adjusted basis on July 22, 2019.

As a result of the Reverse Stock Split, every eight (8) shares of the Company’s issued and outstanding Common Stock will be converted into one (1) share of Common Stock, reducing the number of issued and outstanding shares of the Company’s common stock from approximately 11.0 million to approximately 1.4 million. There was no change in the par value of the Common Stock and the total number of authorized shares of Common Stock was also unchanged.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse stock split shares of the Common Stock not evenly divisible by eight (8), will have the number of post-reverse split shares of the Common Stock to which they are entitled rounded up to the next whole number of shares of the Common Stock. No stockholders will receive cash in lieu of fractional shares.

The Reverse Stock Split will not change the authorized number of shares of Common Stock or preferred stock of the Company. Pursuant to the terms of the Company’s outstanding convertible securities, options and warrants, the number of shares into which such convertible securities may be converted will be proportionately adjusted to reflect the Reverse Stock Split, and, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under of all of the Company’s outstanding stock options and warrants to purchase shares of common stock, and the number of shares reserved for issuance pursuant to the Company’s equity compensation plans will be reduced proportionately.

For more information regarding the amendment and the reverse split, please see the Company’s proxy statement filed on April 29, 2019.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information from Item 3.03 regarding the Certificate of Amendment is incorporated into this Item 5.03 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Amendment to the Company’s Certificate of Incorporation filed on July 19, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Synthesis Energy Systems, Inc.

Dated: July 19, 2019	/s/ Robert W. Rigdon
Robert W. Rigdon
President and Chief Executive Officer